                                                                      Exhibit 99


                       [INTERNATIONAL PAPER LETTERHEAD]


NEWS RELEASE


MEDIA CONTACT: Jack Cox, 914-397-1952
ANALYST CONTACTS: Carol Tutundgy, 914-397-1632
                  Rochelle Weitzner, 914-397-1623


     INTERNATIONAL PAPER REPORTS IMPROVED EARNINGS FOR FOURTH QUARTER, YEAR


January 11, 2000

Purchase, N.Y.--International Paper reported fourth-quarter 1999 earnings of $227 million ($.55 per share) before special items. This is an increase of 20 percent or $35 million ($.09 per share) compared to third-quarter 1999 net earnings, which were $192 million ($.46 per share) before special and extraordinary items. Fourth-quarter 1998 earnings before special items were $58 million ($.14 a share). Fourth-quarter 1999 net sales were $ 6.3 billion, the same as the previous quarter. All previous periods have been restated to include Union Camp Corporation.

"As we move into a new year, International Paper is poised to deliver very good profit performance," said John Dillon, chairman and chief executive officer. "We anticipate continued earnings improvement, with our largest businesses--paper and packaging--looking particularly strong."

"We are determined to deliver a greater return for our shareholders," Dillon said. "We have well underway an aggressive program to improve margins, and we are focused on more than cost reduction. We've changed the way we pay people, the way we allocate capital and how we measure success, and we have raised the bar on expectations and accountability. The results of these efforts are kicking in at the same time we are realizing the benefits of improvements in pricing."

"Looking at the industry as a whole, conditions are very solid. Supply is well balanced with demand and there is very little new capacity expected within the next few years. At the same time, the global consolidation trend is likely to continue," Dillon said. "As a consequence, I am very optimistic about the future."

International Paper reported net earnings of $80 million ($.19 per share) in the fourth quarter of 1999 after special items. Special items amounted to $147 million after tax and minority interest ($.36 per share). The special items included restructuring costs primarily in packaging, chemicals and xpedx, and integration costs associated with the Union Camp merger.

Full-year 1999 earnings before special items were $551 million ($1.33 per share) compared with earnings before special items of $345 million ($.84 per share) in 1998. Sales in 1999 of $24.6 billion were up from $24.0 billion in sales for 1998. Full year 1999 net earnings after special and extraordinary items were $183 million ($.44 per share). For 1998, International Paper reported a net earnings of $247 million ($.60 per share) after special items.


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INTERNATIONAL PAPER, CONTINUED.
PAGE 2


The timetable for achieving the expected Union Camp merger benefits remains on schedule. The company generated $130 million in savings last year and expects that to increase to a previously announced $425 million by the end of this year.

In the U.S. Printing Papers segment, much was accomplished last year. Project FAST, which addresses mill simplification and machine alignment, is having excellent success and further progress is expected in 2000 and beyond. The Printing Papers business took significant downtime in uncoated paper production at the end of the year to balance supply with demand. The segment's coated business showed improvement throughout the course of the year. Pulp markets closed the year on a strong note.

The European Papers segment performed well in 1999 despite the fact that prices were below the prior year levels until December. The company's Eastern European strategy continues to be successful and the company's mills in Poland and Russia performed extremely well.

Within the Industrial Packaging segment, very strong profit gains were realized as we moved through the year. Demand remains healthy and backlogs are in line with expectations. The company recently announced a price increase of $50 for linerboard and $60 for medium effective Feb. 1.

Consumer Packaging opened the new year with higher order intake levels. Bleached board prices also increased during the year, and current backlogs are very strong.

The Building Products segment realized significant benefits from product mix enrichment in lumber in 1999, which are expected to continue into 2000.

International Paper (www.internationalpaper.com) is the world's largest forest products company. Businesses include printing paper, packaging, building materials, chemical products and distribution. As the largest private landowner in the U.S., the company manages its forest under the principles of the Sustainable Forestry Initiative (SFIsm) program, a system that ensures the perpetual growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States at Purchase, N.Y., IP has operations in nearly 50 countries, employs nearly 100,000 people and exports its products to more than 130 nations.


                                    # # # #


This news release contains certain forward looking statements on certain financial and market conditions. Future results may differ from these expectations due to pricing levels, the continued strength of markets and whether cost-cutting initiatives are achieved.

All numbers stated are preliminary and unaudited.

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INTERNATIONAL PAPER, CONTINUED.
PAGE 3


                              INTERNATIONAL PAPER
                           SALES BY INDUSTRY SEGMENT
                           Preliminary and Unaudited
                                 (In millions)



                                         Three Months Ended             Twelve Months Ended
                                             December 31,                   December 31,
                                       --------------------          ----------------------
                                         1999          1998             1999           1998
                                         ----          ----             ----           ----


Printing & Communications              $1,550       $ 1,395          $ 5,930        $ 5,915
Papers

Industrial & Consumer Packaging         1,835         1,725            7,050          7,010

Distribution                            1,735         1,805            6,850          6,280

Chemicals & Petroleum                     375           355            1,455          1,465

Forest Products                           780           775            3,205          2,930

Carter Holt Harvey                        430           380            1,605          1,505

Less: Intersegment Sales                (411)         (327)          (1,522)        (1,126)
                                        ----          ----           ------         ------

                                       $6,294       $ 6,108          $24,573        $23,979
                                       ======       =======          =======        =======



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INTERNATIONAL PAPER, CONTINUED.
PAGE 4


                              INTERNATIONAL PAPER
                        SUMMARY OF CONSOLIDATED EARNINGS
                           Preliminary and Unaudited
            (In millions except for net sales and per share amounts)



                                           Three Months Ended            Twelve Months Ended
                                              December 31,                   December 31,
                                           ------------------            -------------------
                                           1999          1998 (e)          1999 (e)    1998 (e)
                                           ----          ----              ----        ----

Net Sales (In billions)                    $6.3          $6.1              $24.6       $24.0

Earnings Before Interest, Income
     Taxes, Minority Interest and
     Extraordinary Item                     289 (a)       243 (c)            989 (b)   1,043 (d)

     Interest expense, net                  141           153                541         614
                                            ---           ---                ---         ---


Earnings (Loss)  Before Income
     Taxes, Minority Interest and
     Extraordinary Item                     148 (a)        90 (c)            448 (b)     429 (d)

     Income tax (benefit) provision          22 (a)         6 (c)             86 (b)      95 (d)

     Minority interest expense,              46            38                163          87
     net of taxes                            --            --                ---          --

Earnings (Loss) Before Extraordinary
   Item                                      80 (a)        46 (c)            199 (b)     247 (d)

   Loss on extinguishment of debt                                             16
                                           ----          ----               ----        ----

Net Earnings (Loss)                         $80 (a)       $46 (c)           $183 (b)    $247 (d)
                                            ===           ===               ====        ====

Earnings (Loss) Per Common Share
  Before Extraordinary Item               $0.19         $0.11              $0.48       $0.60

  Loss on extinguishment of debt                                          $(0.04)
                                           ----          ----            -------        ----

Earnings (Loss) Per Common Share          $0.19         $0.11              $0.44       $0.60
                                          =====         =====              =====       =====

Earnings (Loss) Per Common Share--
    Assuming Dilution                     $0.19         $0.11              $0.44       $0.60
                                          =====         =====              =====       =====

Average Common Shares Outstanding         413.3         412.2              413.0       411.0
                                          =====         =====              =====       =====


--------------------
(a) Includes a $185 million pretax charge ($111 million after taxes and minority interest) for restructuring and other charges, a $30 million pretax charge ($18 million after taxes) for merger integration costs, and a $30 million pretax charge ($18 million after taxes) for the establishment of additional legal reserves

(b) Includes a $255 million pretax charge ($175 million after taxes) for merger integration costs, $36 million of pretax earnings ($27 million after taxes) from the reversal of restructuring reserves no longer required, restructuring and other charges totaling $298 million before taxes ($180 million after taxes and minority interest), a $10 million pretax charge ($6 million after taxes) for the establishment of additional environmental remediation reserves, and a $30 million pretax charge ($18 million after taxes) for the establishment of additional legal reserves.

(c) Includes $38 million of pretax earnings ($23 million after taxes) from the reversal of previously established restructuring and asset impairment reserves no longer required, and $56 million of pretax oil and gas impairment charges ($35 million after taxes).

(d) Includes a $20 million pretax gain ($12 million after taxes) on the sale of the Veratec nonwovens business, $83 million of pretax earnings ($50 million after taxes) from the reversal of previously established reserves that were no longer required, $111 million of pretax oil and gas impairment charges ($68 million after taxes), new restructuring and other charges totaling $145 million ($82 million after taxes and minority interest), and a $16 million pretax charge ($10 million after taxes) for our share of charges taken by Scitex, a 13% owned investee company, for the write-off of in-process research and development related to an acquisition and costs to exit the digital video business.

(e) Amounts have been restated to reflect the merger with Union Camp.